Exhibit 2.1

2.1 Agreement and Plan of Merger among VerticalNet, Inc., TSX Acquisition Corp., Techspex, Inc. and the Stockholders of Techspex, Inc.



                         AGREEMENT AND PLAN OF MERGER

                                     among

                               VERTICALNET, INC.
                         (a Pennsylvania corporation),

                             TSX ACQUISITION CORP.
                           (a Delaware corporation),

                                TECHSPEX, INC.
                             (a Ohio corporation)

                                      and

                      THE STOCKHOLDERS OF TECHSPEX, INC.

                               TABLE OF CONTENTS
                               -----------------

Section                                                            Page
-------                                                            ----
1.      Definitions..............................................     1

2.      The Merger...............................................     7
        2.1   The Merger.........................................     7
        2.2   Effective Time.....................................     8
        2.3   Effects of the Merger..............................     8
        2.4   Articles of Incorporation and Bylaws...............     8
        2.5   Directors and Officers.............................     8
        2.6   Manner of Conversion and Merger Consideration......     8
        2.7   Stockholder Consent................................    10

3.      Closing..................................................    10
        3.1   Location, Date.....................................    10
        3.2   Deliveries.........................................    10

4.      Representations and Warranties of Seller Parties.........    10
        4.1   Corporate Status...................................    10
        4.2   Authorization......................................    11
        4.3   Consents and Approvals.............................    11
        4.4   Stock Ownership....................................    11
        4.5   Financial Statements...............................    11
        4.6   Title to Assets and Related Matters................    11
        4.7   Real Property......................................    12
        4.8   Certain Personal Property..........................    12
        4.9   Non-Real Estate Leases.............................    12
        4.10  Accounts Receivable................................    12
        4.11  Inventory and Equipment............................    13
        4.12  Liabilities........................................    13
        4.13  Taxes..............................................    13
        4.14  Subsidiaries.......................................    14
        4.15  Legal Proceedings and Compliance with Law..........    14
        4.16  Contracts..........................................    15
        4.17  Insurance..........................................    16
        4.18  Intellectual Property..............................    17
        4.19  Employees..........................................    17
        4.20  ERISA..............................................    18
        4.21  Corporate Records..................................    19
        4.22  Absence of Certain Changes.........................    19
        4.23  Customers..........................................    20
        4.24  Previous Sales; Warranties.........................    20

        4.25  Finder's Fees......................................    20
        4.26  Accuracy of Information............................    20
        4.27  Investigation and Evaluation; Risk.................    21
        4.28  Investment Purpose.................................    21
        4.29  Accredited Investor................................    21
        4.30  Reliance on Exemptions.............................    22
        4.31  Governmental Review................................    22
        4.32  Transfer or Re-sale................................    22
        4.33  Legends............................................    23
        4.34  Additional Information.............................    23
        4.35  Website Traffic....................................    23

5.      Representations and Warranties of Buyer..................    24
        5.1   Organizational Status..............................    24
        5.2   Authorization......................................    24
        5.3   Consents and Approvals.............................    24
        5.4   Capitalization and Share Ownership.................    24
        5.5   Finder's Fees......................................    24
        5.6   Accuracy of Information............................    24
        5.7   Survival of Newco..................................    24
        5.8   Reacquisition of Buyer's Common Stock..............    24
        5.9   Continuity of Business.............................    24
        5.10  Buyer in Control of Newco..........................    24

6.      Covenants of Seller Parties..............................    25
        6.1   No Solicitation....................................    25
        6.2   Existing Employment Agreements and Other
              Liabilities........................................    26
        6.3   Expenses...........................................    26
        6.4   Non-Competition and Confidentiality................    26
        6.5   Transfer of Assets and Business....................    27
        6.6   Business Relations.................................    27
        6.7   Related Parties....................................    27

7.      Covenants of Buyer.......................................    27
        7.1   Fulfillment of Closing Conditions..................    27
        7.2   Expenses...........................................    28
        7.3   Payments on Accounts Receivable of Seller..........    28


8.      Mutual Covenants.........................................    28
        8.1   Fulfillment of Closing Conditions..................    28
        8.2   Disclosure of Certain Matters......................    28
        8.3   Public Announcements...............................    29
        8.4   Confidentiality....................................    29
        8.5   No Tax Allocation to Restrictive Covenants.........    29
        8.6   Taxes Prior to the Closing Date....................    29

9.      Conditions Precedent to Obligations of Seller Parties....    29
        9.1   Representations and Warranties.....................    29
        9.2   Agreements, Conditions and Covenants...............    29
        9.3   Officer's Certificate..............................    29
        9.4   Secretary's Certificate............................    29
        9.5   Legality...........................................    29
        9.6   Employment Agreement...............................    29
        9.7   Opinion of Counsel.................................    29
        9.8   Buyer Required Consents............................    29

10.     Conditions Precedent to Obligations of Buyer.............    30
        10.1  Due Diligence......................................    30
        10.2  Representations and Warranties.....................    30
        10.3  Agreements, Conditions and Covenants...............    30
        10.4  Officer's Certificate..............................    30
        10.5  Secretary's Certificate............................    30
        10.6  Legality...........................................    30
        10.7  Employment Agreement...............................    30
        10.8  Opinion of Counsel.................................    30
        10.9  Seller Required Consents...........................    30
        10.10 Repayment of Outstanding Debt......................    30

11.     Indemnification..........................................    31
        11.1  By Seller Parties..................................    31
        11.2  By Buyer...........................................    31
        11.3  Holders' Representative............................    31
        11.4  Procedure for Claims...............................    32
        11.5  Claims Period......................................    34
        11.6  Third Party Claims.................................    34

12.     Termination..............................................    34
        12.1  Grounds for Termination............................    34
        12.2  Effect of Termination..............................    35

13.     General Matters..........................................    35
        13.1  Arbitration........................................    35
        13.2  Contents of Agreement..............................    36

        13.3  Amendment, Parties in Interest, Assignment, Etc....    36
        13.4  Further Assurances.................................    36
        13.5  Interpretation.....................................    36
        13.6  Counterparts.......................................    37
        13.7  Schedules..........................................    37

14.     Remedies.................................................    37

15.     Notices..................................................    37

16.     Governing Law............................................    38


Exhibits
--------
A               Form of Ohio Articles of Merger
B               Form of Delaware Certificate of Merger
C               Form of Employment Agreement
D               Form of Opinion of Counsel to Seller Parties
E               Form of Opinion of Counsel to Buyer

Schedules
---------

2.5             Directors and Officers of Surviving Corporation
3.2             Allocation of Stock Merger Consideration
4.3                     Consents and Approvals
4.4                     Stock Ownership
4.5             Financial Statements
4.6                     Title to Assets and Related Matters
4.7                     Real Property
4.8                     Certain Personal Property
4.9                     Non-Real Estate Leases
4.10            Accounts Receivable
4.12                    Liabilities
4.13                    Taxes
4.15                    Legal Proceedings and Compliance with Law
4.16                    Contracts
4.17                    Insurance
4.18(a)  Intellectual Property
4.18(b)         Contracts
4.18(c)         Encumbrances on Intellectual Property
4.19(a)         Employees
4.19(b)  Current Directors and Officers of Seller
4.20                    ERISA
4.22                    Absence of Certain Changes
4.23                    Customers
4.34                    Additional Information
4.35            Website Traffic

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is made as of June __, 1999 by and among VERTICALNET, INC., a Pennsylvania corporation ("Buyer"), TSX ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Newco"), TECHSPEX, INC., an Ohio corporation ("Seller"), and Nick Bloom, The Jane G. Haley- Gosiger, Inc. Trust Dated August 1, 1998, The Peter G. Haley- Gosiger, Inc. Trust dated September 1, 1998, The John R. Haley- Gosiger, Inc. Trust dated September 1, 1998 and Trust UTA June 4, 1998 (Jerry L. Gecowets) (collectively, the "Stockholders"). Certain other terms are used herein as defined below in
Section 1 or elsewhere in this Agreement.

                                 BACKGROUND

     The Stockholders own all of the issued and outstanding capital stock of Seller.

     The respective Boards of Directors of Newco and Seller deem it advisable and in the best interests of Newco and Seller and their respective shareholders that Seller merge with and into Newco (the "MERGER") pursuant to the terms and conditions of this Agreement.

     The Boards of Directors of Newco and Seller have approved and adopted this Agreement as a plan of reorganization within the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "CODE").

     In consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  DEFINITIONS.

     For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

     "ACCREDITED INVESTOR" is defined in Section 4.29.

     "ACQUISITION PROPOSAL" is defined in Section 6.1.

     "ACTION" is defined in Section 11.6.

     "AFFILIATES" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

     "AGREEMENT" means this Agreement and the Exhibits and Disclosure Schedules hereto, as each may be amended, restated, supplemented or modified from time to time.

     "APPLICABLE REPRESENTATIONS" is defined in Section 11.4(c).

     "ASSETS" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by Seller.

     "BALANCE SHEET" is defined in Section 4.5.

     "BALANCE SHEET DATE" is defined in Section 4.5.

     "BENEFIT PLAN" means: (i) as to employees employed in the United States of America, any (y) "employee benefit plan" as defined in Section 3(3) of ERISA, and (z) supplemental retirement, bonus, deferred compensation, severance, incentive plan, program or arrangement or other employee fringe benefit plan, program or arrangement; and (ii) as to employees employed outside the United States of America, all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices.

     "BUSINESS" means Seller's entire business, operations and facilities.

     "BUYER INDEMNIFIED PARTY" is defined in Section 11.1.

     "BUYER CLOSING CERTIFICATES" means the certificates to be delivered by Buyer under Sections 9.3 and 9.4 and any other provisions hereof.

     "BUYER REQUIRED CONSENTS" is defined in Section 5.3.

     "BUYER'S COMMON STOCK" means the common stock, par value $.01 per share, of Buyer.

     "CASH MERGER CONSIDERATION" is defined in Section 2.6(c).

     "CHARTER DOCUMENTS" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

     "CLAIM NOTICE" is defined in Section 11.4(a).

     "CLAIM RESPONSE" is defined in Section 11.4(a).

     "CLOSING" is defined in Section 3.1.

     "CLOSING DATE" is defined in Section 3.1.

     "CODE" is defined in the Background Section.

     "CONFIDENTIAL INFORMATION" means any confidential information or trade secrets of Seller, including personnel information, know-how and other technical information, customer lists, customer information and supplier information.

     "CONSTITUENT CORPORATIONS" means Newco and Seller, collectively.

     "CONTRACT" means any written or oral contract, agreement, lease, instrument, or other commitment that is binding on any person or its property under applicable law.

     "COPYRIGHTS" means all copyrights in both published works and unpublished works.

     "COURT ORDER" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

     "DAMAGES" is defined in Section 11.1.

     "DEFAULT" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

     "DELAWARE CERTIFICATE OF MERGER" is defined in Section 2.2.

     "DETERMINATION DATE" is defined in Section 11.3(e).
     "DGCL" is defined in Section 2.1.

     "DISCLOSURE SCHEDULE" means the any of the Schedules containing information relating to Seller pursuant to Section 4 and other provisions hereof that has been provided to Buyer on the date hereof.

     "EFFECTIVE TIME" is defined in Section 2.2.

     "ENCUMBRANCES" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

     "ENVIRONMENTAL CONDITION" is defined in Section 4.15(b).

     "ENVIRONMENTAL LAW" means all Laws and Court Orders relating to pollution or protection of public safety, safety or the environment as well as any principles of common law under which a Party may be held liable for the release or discharge of any materials into the environment.

     "ENVIRONMENTAL LIABILITIES" means Liabilities, know or unknown, relating to or arising under any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXPIRATION DATE" is defined in Section 11.5.

     "FINANCIAL STATEMENTS" is defined in Section 4.5.

     "GAAP" means generally accepted accounting principles.

     "GOVERNMENTAL PERMITS" means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations.

     "GROSS REVENUES" means total value of invoices issued for the applicable period.

     "HAZARDOUS SUBSTANCES" means any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S)

9601 et seq., (ii) any "extremely hazardous substance," "hazardous chemical," or
     -- ---
"toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. (S)(S) 11001 et seq., (iii) any
                                                        -- ---
"hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq., (iv) any "pollutant," as defined under the federal Water
-- ---
Pollution Control Act, 33 U.S.C. (S)(S) 1251 et seq., any of such law in
                                             -- ---
clauses (i) through (iv) as amended, and (v) any regulated substance or waste under any Laws or Court Orders that have been enacted, promulgated or issued by any federal, state or local governmental authorities concerning protection of the environment.

     "HOLDERS' REPRESENTATIVE" is defined in Section 11.3(a).

     "IMMATERIAL LEASE" is defined in Section 4.9.

     "INDEMNIFIED PARTY" is defined in Section 11.4(a).

     "INDEMNITOR" is defined in Section 11.4(a).

     "INDEMNIFICATION THRESHOLD" is defined in Section 11.1.

     "INTELLECTUAL PROPERTY" means any Copyrights, Patents, Trademarks, service marks, trade names, information, proprietary rights, processes, technology rights and licenses, trade secrets, franchises, know-how, inventions and other intellectual property.

     "INVENTORY" means all inventory, including raw materials, supplies, work in process and finished goods.

     "LAW" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

     "LIABILITY" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

     "LIQUIDATED CLAIM NOTICE" is defined in Section 11.4(a).

     "LITIGATION" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on the Business, including the financial condition, results of operations, liquidity, products and customers thereof.

     "MERGER" is defined above in the Background section.

     "MERGER CONSIDERATION" is defined in Section 2.6(c).

     "NON-COMPETITION PERIOD" is defined in Section 6.4(a).

     "NON-REAL ESTATE LEASES" is defined in Section 4.9.

     "OHIO ARTICLES OF MERGER" is defined in Section 2.2.

     "ORC" is defined in Section 2.1.

     "ORDINARY COURSE" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

     "OUTSTANDING INDEBTEDNESS" is defined in Section 4.12.

     "PATENTS" means all patents, patent applications, and inventions and discoveries that may be patentable.

     "PARTY" means any Person that is a party to this Agreement.

     "PERMITTED BUSINESS" is defined in Section 6.4(a).

     "PERSON" means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust or other legal entity.

     "POSSIBLE BREACH" is defined in Section 11.4(c).

     "POST-MERGER CONTINUITY PERIOD" is defined in Section 5.7.

     "PRIME RATE" means the lending rate of interest as announced from time to time in The Wall Street Journal.

     "REAL ESTATE LEASES" is defined in Section 4.7.

     "REAL PROPERTY" is defined in Section 4.7.

     "RESPONSE PERIOD" is defined in Section 11.4(a).

     "RESTRICTED PARTY" is defined in Section 6.4(a).
     "RULE 144" is defined in Section 4.32.

     "SECURITIES" is defined in Section 4.28.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SELLER CLOSING CERTIFICATES" means the certificates to be delivered by various Seller Parties under Sections 10.4 and 10.5 and any other provisions hereof.

     "SELLER'S COMMON STOCK" means the common stock, no par value per share, of Seller.

     "SELLER CONTRACTS" is defined in Section 4.16(b).

     "SELLER INDEMNIFIED PARTY" is defined in Section 11.2.

     "SELLER'S KNOWLEDGE" or "KNOWLEDGE OF SELLER" means the actual knowledge of any of the Stockholders, directors or officers of Seller.

     "SELLER PARTIES" means Seller and the Stockholders.

     "SELLER REPRESENTATIVES" means any investment advisors, accountants, counsel, agents or other Persons who may act on behalf of Seller or any Stockholders.

     "SELLER REQUIRED CONSENTS" is defined in Section 4.3.

     "SPECIFICALLY APPLICABLE REPRESENTATIONS" is defined in Section 11.4(c).

     "STOCK MERGER CONSIDERATION" is defined in Section 2.6(c).

     "SURVIVING CORPORATION" is defined in Section 2.1.

     "TAXES" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

     "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

     "TECHSPEX WEBSITES" is defined in Section 4.35.

     "TERMINATION DATE" is defined in Section 3.1.

     "TRADE SECRETS" means all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, owned, used or licensed (as licensor or licensee) by Seller, except for any such item that is generally available to the public.

     "TRANSACTION CONSIDERATION" means the Merger Consideration.

     "TRANSACTION DOCUMENTS" means this Agreement and the documents contemplated hereby.

     "TRANSACTIONS" means the Merger and the other transactions contemplated by the Transaction Documents.

     "UNCOLLECTIBLE RECEIVABLES" is defined in Section 11.3(e).

     "UNLIQUIDATED CLAIM" is defined in Section 11.4(a).

     "WEBSITE TRAFFIC STATEMENTS" is defined in Section 4.35.

2.  THE MERGER.

     2.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Ohio Revised Code (the "ORC") and the Delaware General Corporation Law ("DGCL"), Seller shall be merged with and into Newco at the Effective Time. Following the Merger, Newco shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of Seller shall cease.

     2.2  EFFECTIVE TIME.  Upon the conclusion of the Closing, Seller and
Newco shall (i) file with the Secretary of State of the State of Ohio Articles of Merger substantially in the form attached hereto as Exhibit A (the "Ohio Articles of Merger") and in such form as required by the ORC and (ii) file with the Secretary of State of the State of Delaware a certificate of merger substantially in the form attached hereto as Exhibit B (the "Delaware Certificate of Merger") and in such form as required by the DGCL. The Merger shall become effective at such time as the later of the Ohio Articles of Merger and the Delaware Certificate of Merger are so filed (the "Effective Time").

     2.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the ORC and the DGCL.

     2.4 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation of Newco immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with the provisions therein and as provided in the DGCL. The Bylaws of Newco as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by the DGCL.

     2.5 DIRECTORS AND OFFICERS. Schedule 2.5 sets forth the persons who shall be the directors and officers of the Surviving Corporation at the Effective Time. Such persons shall hold such positions as directors and offices until their successors are elected or appointed in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

     2.6 MANNER OF CONVERSION AND MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Newco, Seller or the Stockholders, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

          (a) CAPITAL STOCK OF NEWCO. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and shall represent shares of stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (b) CONVERSION OF SELLER'S COMMON STOCK. Subject to Section 2.6(c), all of the issued and outstanding shares of Seller's Common Stock that are issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holders thereof, into the right to receive the aggregate Cash Merger Consideration and Stock Merger Consideration as set forth on SCHEDULE
3.2. All such shares of Seller's Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the consideration therefor upon the surrender of such certificate in accordance with Section 2.6(c) of this Agreement.

          (c) MERGER CONSIDERATION.   For purposes of this Agreement, the
"MERGER CONSIDERATION" shall consist of $211,000 in cash (the "CASH MERGER CONSIDERATION"), to be paid at Closing in immediately available funds, and 44,997 shares of Buyer's Common Stock (the "STOCK MERGER CONSIDERATION") to be issued at Closing. The Cash Merger Consideration and Stock Merger Consideration shall be paid in accordance with, and in the amounts and to the persons listed on, SCHEDULE 3.2.

     2.7 STOCKHOLDER CONSENT. Each of the Stockholders hereby votes all of his or her shares of Seller's Common Stock in favor of the Merger, this Agreement and the Transactions. None of the Stockholders shall rescind, revoke or modify such vote prior to the Effective Time.

3.  CLOSING.

     3.1 LOCATION, DATE. The closing for the Transactions (the "CLOSING") shall be held at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, PA, at 10:00 a.m. (local time) as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions to the consummation of the Transactions set forth in Sections 9 and 10 hereof, but in any event not later than June 15, 1999 (the "TERMINATION DATE"), unless the parties hereto agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the "CLOSING DATE."

     3.2 DELIVERIES. At the Closing, subject to the terms and conditions contained herein:

          (a) Newco and Seller shall deliver to counsel for Buyer for filing with the Secretary of State of the State of Ohio the duly executed Ohio Articles of Merger and, to counsel for Buyer for filing with the Secretary of State of the State of Delaware, the Delaware Certificate of Merger, and the parties shall take all such other and further actions as may be required by the ORC and the DGCL and any other applicable Law to make the Merger effective upon the terms and subject to the conditions hereof;

          (b) Buyer shall deliver the Merger Consideration to the Stockholders, consisting of the Cash Merger Consideration and the Stock Merger Consideration. The Cash Consideration shall be delivered in immediately available funds in accordance with SCHEDULE 3.2. The Stock Merger Consideration shall all be registered in the names of the respective Stockholders or their designees, and in due and proper form, as set forth on SCHEDULE 3.2; and

          (c) the parties shall also deliver to each other the respective agreements, legal opinions and other documents and instruments specified with respect to them in Sections 9 and 10.

40  REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES.

     Seller Parties, jointly and severally (subject to the terms of Sections 4.4 and 4.29 below), hereby represent and warrant to Buyer as follows:

     4.1 CORPORATE STATUS. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and is qualified to do business as a foreign corporation in every jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Since its inception, Seller has been an S corporation within the meaning of Section 1361 of the Code, and any similar provision under each jurisdiction where Seller has done business prior to the Closing Date. The Charter Documents and Code of Regulations of Seller that have been delivered to Buyer as of the date hereof are effective under applicable Laws and are current, correct and complete.

     4.2 AUTHORIZATION. Seller has the requisite power and authority to own the Assets and to carry on the Business. Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by Seller have been duly authorized by all necessary corporate action, including approval by the Stockholders. Each Transaction Document executed and delivered by Seller has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by general principles of equity or any applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights.

     4.3 CONSENTS AND APPROVALS. Except for filings that may be required to effect the Merger under the ORC and the DGCL and any consents specified in
SCHEDULE 4.3 (collectively the "SELLER REQUIRED CONSENTS"), neither the execution and delivery by any Seller Party of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by any Seller Party, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) the Charter Documents or Code of Regulations of Seller, (b) any Law or Court Order to which any Seller Party is subject, or (c) any Contract, Governmental Permit or other document to which any Seller Party is a party or to which the properties or other assets of any Seller Party may be subject, except, in the case of clauses (b) and (c), where the failure to obtain such consents or approvals, or to make such filings, would not have a Material Adverse Effect.

     4.4 STOCK OWNERSHIP. The Stockholders are the sole record and beneficial owners of all of the issued and outstanding shares of capital stock of Seller, and the respective shares owned by the Stockholders are specified on
SCHEDULE 4.4. Except as set forth on SCHEDULE 4.4, there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued shares of capital stock of Seller. Seller has no shares of treasury stock of any nature whatsoever. Each Stockholder, individually, and not jointly or severally, represents and warrants that, except as set forth on SCHEDULE 4.4, it owns all of its issued and outstanding shares of capital stock of Seller free and clear of any Encumbrances, including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to such shares of capital stock.

     4.5 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 4.5 are the following financial statements of Seller (collectively the "FINANCIAL STATEMENTS"): (i) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1998, and (ii) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow as of and for the three month period ended March 31, 1999. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods. The balance sheet of Seller as of March 31, 1999 that is included in the Financial Statements is referred to herein as the "BALANCE SHEET," and the date thereof is referred to as the "BALANCE SHEET DATE."

     4.6  TITLE TO ASSETS AND RELATED MATTERS.    Seller has good and marketable
title to, valid leasehold interests in or valid licenses to use, all of its Assets, free from any Encumbrances except those specified in SCHEDULE 4.6. The use of the Assets are not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not encroach on the property or rights of anyone else. Except as set forth on SCHEDULE 4.6, all tangible personal property (other than Inventory) included in the Assets is suitable for the purposes for which it is used, is in good working condition, reasonable wear and tear excepted, and is free from any known defects.

     4.7  REAL PROPERTY.    SCHEDULE 4.7 describes all real estate used in the
operation of the Business as well as any other real estate that is owned, in the possession of or leased by Seller and the improvements (including and other structures) located on such real estate (collectively, the "REAL PROPERTY"), and lists any lease buildings under which any such Real Property is possessed (the "REAL ESTATE LEASES"). SCHEDULE 4.7 also describes any other real estate previously owned, leased, occupied or otherwise operated by Seller and the time periods of any such ownership, lease, occupation or operation. All of the Real Property (a) is usable in the ordinary course of business and (b) to Seller's knowledge, conforms with any applicable Laws relating to its construction, use and operation and with applicable zoning Laws.

     4.8 CERTAIN PERSONAL PROPERTY. SCHEDULE 4.8 describes all items of tangible personal property that were included in the Balance Sheet and which have a depreciated value in excess of $10,000. Except as specified in SCHEDULE 4.8, since the Balance Sheet Date, Seller has not acquired any items of tangible personal property that have a depreciated value in excess of $10,000. All of such personal property included in SCHEDULE 4.8 is usable in the ordinary course of business, and all such personal property included in SCHEDULE 4.8 conforms with any applicable Laws relating to its construction, use and operation.
Except for those items subject to the Non-Real Estate Leases, no Person other than Seller owns any vehicles, equipment or other tangible assets that have been used in the Business or that are necessary for the operation of the Business.

     4.9 NON-REAL ESTATE LEASES. SCHEDULE 4.9 lists all assets and property (other than Real Property) that are possessed by Seller under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $10,000 (each, an "IMMATERIAL LEASE"). SCHEDULE 4.9 also lists the leases under which such assets and property listed in SCHEDULE 4.8 are possessed. All of such leases (excluding Immaterial Leases) are referred to herein as the "NON-REAL ESTATE LEASES."

     4.10 ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 4.10, all accounts receivable of Seller (a) are valid and genuine, (b) arise out of bona fide sales and deliveries of goods, performance of services or other business transactions, (c) will be collected in full within 90 days after the Closing Date, (d) to Seller's knowledge, are not subject to valid defenses, set-offs or counterclaims other than normal returns and allowances, and (e) were generated only in the ordinary course of business.

     4.11 INVENTORY AND EQUIPMENT. Seller has no Inventory. All equipment of Seller is reflected on the Balance Sheet, and all equipment owned by Seller was acquired and has been maintained in accordance with the regular business practices of Seller, consists of items of a quality and quantity useable in the ordinary course of Seller's business consistent with past practice, and is valued on the Balance Sheet in conformity with generally accepted accounting principles applied on a consistent basis. No significant amount of such equipment is obsolete.

     4.12 LIABILITIES. Except for any Liabilities which would not individually or in the aggregate have a Material Adverse Effect, Seller does not have any Liabilities, other than (a) Liabilities specified in SCHEDULE 4.12, (b) Liabilities specified in the Balance Sheet (except as heretofore paid or discharged), (c) Liabilities incurred in the ordinary course since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), none of which represents a loss or potential loss to the Company of an amount greater than $5,000, and (d) Liabilities under any Contracts that are specifically disclosed in SCHEDULE 4.12 (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for on the Balance Sheet. Except for the indebtedness for borrowed money described on SCHEDULE
4.12 (the "OUTSTANDING INDEBTEDNESS") and indebtedness incurred in the ordinary course of business, the Company does not have any Liabilities for borrowed money. All of the Outstanding Indebtedness will be extinguished prior to the Effective Time.

     4.13  TAXES.  Except as set forth on SCHEDULE 4.13,

           (a) Seller has timely filed all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns are true, correct and complete in all material respects. Seller has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return. No claim has ever been made by any authority in any jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation in that jurisdiction.

           (b) The amount of Seller's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Balance Sheet, and the amount of Seller's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date (including any Taxes resulting from the termination of Seller's status as an S corporation) will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of Seller on the Closing Date.

           (c) Seller has no knowledge of any ongoing examinations or claims against Seller for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received. Seller has not waived or extended the statute of limitations with respect to the collection or assessment of any Tax.

           (d) Seller currently has, and in each year since its incorporation has had, a taxable year ended on December 31. Seller currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed since Seller's incorporation. Seller has not agreed to, and is not and will not be required to, make any adjustments under Code
Section 481(a) as a result of a change in accounting methods.

           (e) Seller has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or third party.

           (f) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) all of the Tax Returns of Seller since Seller's incorporation have been made available to Buyer.

           (g) There are (and as of immediately following the Closing there will be) no Liens on the assets of Seller relating to or attributable to Taxes, except for liens for Taxes not yet due. To Seller's knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Seller or otherwise have a Material Adverse Effect.

           (h) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of Seller that, individually or collectively, could give rise to any payment (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code. Seller has not filed a consent under Section 341(f) of the Code. Seller is not and has not been a United States real property holding company within the meaning of Code Section 897(c) during the period specified in Code Section 897(c)(1)(A)(ii).

           (i) Seller is not or has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and Seller has not assumed the tax liability of any other person under contract.

           (j) To the knowledge of Seller, Seller has not taken any action or refrained from taking any action that would cause the Merger not to qualify as a reorganization as defined under Code Section 368(a)(1)(A) and Code Section 368(a)(2)(D).

     4.14 SUBSIDIARIES. Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

     4.15  LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.

           (a) Except as set forth in SCHEDULE 4.15, to Seller's knowledge, there is no Litigation that is pending or threatened against Seller. There has been no Default under any Laws applicable to Seller, including Laws relating to pollution or protection of the environment, and Seller has not received any notices from any governmental entity regarding any alleged Defaults under any Laws. There has been no Default with respect to any Court Order applicable to Seller.

           (b) Without limiting the generality of Section 4.15(a), except as described in SCHEDULE 4.15, there is not and never has been any Environmental Condition (i) at the premises at which the Business has been conducted by Seller or any predecessor of Seller, (ii) (A) at any property owned, leased, occupied or operated at any time by Seller or (B) at any property owned, leased, occupied or operated at any time by any Person controlled by Seller or any predecessor of any of them in connection with the Business, or (iii) at any property at which wastes have been deposited or disposed by, from or at the behest or direction of any of the foregoing, nor has Seller received written notice of any such Environmental Condition. "ENVIRONMENTAL CONDITION" means any condition or circumstance, including the presence of Hazardous Substances, whether created by Seller or any third party, at or relating to any such property or premises specified in any of clauses (i) through (iii) above that did, does or may reasonably be expected to (A) require abatement or correction under an Environmental Law, (B) give rise to any civil or criminal liability on the part of Seller under an Environmental Law, or (C) create a public or private nuisance.

           (c) Seller has delivered to Buyer complete copies of any written reports, studies or assessments in the possession or control of any Seller Party that relate to any Environmental Condition and to the Business or any Assets and has identified on SCHEDULE 4.15 all other reports, studies and assessments of which any Seller Party has knowledge.

           (d) Seller has obtained and is in full compliance with all Governmental Permits, all of which are listed in SCHEDULE 4.15 along with their respective expiration dates, that are required for the complete operation of the Business as currently operated or that relate to the Real Property, (ii) all of such Governmental Permits are currently valid and in full force and (iii) Seller has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits. To Seller's knowledge, no revocation, cancellation or withdrawal thereof has been threatened.

     4.16  CONTRACTS.

           (a) SCHEDULE 4.16 lists all Contracts of the following types to which Seller is a party or by which it is bound:

               (i) Contracts with any present or former stockholder, director, officer, employee, partner or consultant of Seller or any Affiliate thereof.

               (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any real or personal property from or the performance of services by a third party, in excess of $1,000 in any individual case, or any Contracts for the sale of products that involve an amount in excess of $5,000 with respect to any one supplier or other party;

               (iii) Contracts to sell or supply products or to perform services that involve an amount in excess of $5,000 in any individual case;

               (iv) Contracts to lease to or to operate for any other party any real or personal property that involve an amount in excess of $5,000 in any individual case;

               (v) Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of Seller or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

               (vi) Any Contracts under which any Encumbrances exist; and

               (vii) Any other Contracts (other than those Contracts described in any of (i) through (vi) above) not made in the ordinary course of business.

           (b) The Contracts listed in SCHEDULE 4.16 are referred to herein as the "SELLER CONTRACTS." Seller is not in Default under any Seller Contracts (including any Real Estate Leases and Non-Real Estate Leases). Seller has not received any communication from, or given any communication to, any other party indicating that Seller or such other party, as the case may be, is in Default under any Seller Contract. To the knowledge of Seller, (i) none of the other parties in any such Seller Contract is in Default thereunder, and (ii) each such Seller Contract is enforceable against any other parties thereto in accordance with terms thereof, except as the same may be limited by general principles of equity or any applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights

     4.17 INSURANCE. SCHEDULE 4.17 lists all policies or binders of insurance held by or on behalf of Seller, specifying with respect to each policy the title of the policy, the insurer, the amount of the coverage, the expiration date, the policy number and any pending claims thereunder. To Seller's knowledge, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by Seller.

     4.18  INTELLECTUAL PROPERTY.

          (a) INTELLECTUAL PROPERTY. Except as disclosed on SCHEDULE 4.18(A), there is no Intellectual Property necessary for the conduct of the Business and operations of Seller (as now conducted and as proposed to be conducted). A list of all Intellectual Property owned by Seller, or with respect to which Seller has filed an application, is set forth on SCHEDULE 4.18(A). There are no outstanding options, licenses or agreements of any kind to which Seller is a party or by which it is bound relating to any Intellectual Property, whether owned by Seller or another person, except as disclosed on SCHEDULE 4.18(A). The business of Seller as formerly and presently conducted did not and does not utilize any Intellectual Property right, and did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

          (b) CONTRACTS. SCHEDULE 4.18(B) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, of all Contracts relating to the Intellectual Property to which Seller is a party or by which Seller is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which Seller is the licensee. There are no outstanding and, to Seller's knowledge, no threatened disputes or disagreements with respect to any such agreement, except for such disputes or disagreements which would not have a Material Adverse Effect.

          (c) ENCUMBRANCES ON INTELLECTUAL PROPERTY.  Except as described on
SCHEDULE 4.18(C), Seller is the owner of all right, title and interest in and to each item of Intellectual Property, free and clear of any Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property.

     4.19  EMPLOYEES.

          (a) Except as disclosed on SCHEDULE 4.19(A), Seller is not a party to any Contract or other employment agreement with any of its employees. All employees of Seller other than those listed on SCHEDULE 4.19(A) are at-will employees terminable, without any further obligations, immediately upon notice thereof, subject to any discrimination or civil rights violations.

          (b) Seller is not (i) a party to, involved in or, to Seller's knowledge, threatened by, any labor dispute or unfair labor practice charge, or
(ii) currently negotiating any collective bargaining agreement. Seller has not experienced during the last three years any work stoppage. Seller has delivered to Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of Seller. SCHEDULE 4.19(B) lists the current directors and officers of Seller.

     4.20  ERISA.

          (a) SCHEDULE 4.20 contains a complete list of all Benefit Plans sponsored or maintained by Seller or under which Seller is obligated. The Benefit Plans listed on SCHEDULE 4.20 will terminate upon Closing and thereafter, Seller shall have no further liability or obligations whatsoever with respect to such Benefit Plans. Seller will provide all employees of Seller notices as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 and the Health Insurance Portability and Accountability Act of 1996.

          (b) Seller does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Seller does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA).

          (c) There are no pending or, to the knowledge of Seller, any threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of Seller or any of its officers, directors or employees under any Laws or any applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of Seller, any basis for such claim. The Benefit Plans are not the subject of any pending (or to the knowledge of Seller, any threatened) investigation or audit by the Internal Revenue Service or the Department of Labor.

          (d) Seller has timely made all required contributions under such Benefit Plans.

     4.21 CORPORATE RECORDS. The minute book of Seller contains complete, correct and current copies of its Charter Documents and Code of Regulations and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders. The stock record books of Seller are complete, correct and current.

     4.22 ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or except as disclosed on SCHEDULE 4.22, Seller has conducted the Business in the ordinary course since the Balance Sheet Date, and there has not been with respect to Seller, the Assets or the Business any of the items specified below since the Balance Sheet Date:

          (a) any change in the operations or condition (financial or otherwise) that has had or is reasonably likely to have a Material Adverse Effect;

          (b) except as disclosed in SCHEDULE 4.22, any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

          (c) except as disclosed in SCHEDULE 4.22, any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

          (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

          (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

          (f) other than in the ordinary course of business, any incurrence of a material liability including, without limitation, indebtedness for borrowed money;

          (g) any payments to any Affiliate of Seller, except as specified in
     SCHEDULE 4.22;

          (h) except as disclosed in SCHEDULE 4.22, any material change in the net worth or working capital of Seller, as reflected on the Balance Sheet; or

          (i)  any actual or threatened trouble or disruption in the relations
between Seller   and its agents, customers or suppliers.

     4.23 CUSTOMERS. SCHEDULE 4.23 contains a list of the names of each of the 10 customers that, in the aggregate, for the period from May 1, 1998 through May 1, 1999 were the largest dollar volume customers of products or services, or both, sold by Seller. Except as specified in SCHEDULE 4.23, none of such customers has given Seller written notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller.

     4.24 PREVIOUS SALES; WARRANTIES. Seller has not breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, would not have a Material Adverse Effect.

     4.25 FINDER'S FEES. No Person retained by any Seller Party is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

     4.26 ACCURACY OF INFORMATION. To Seller's knowledge, no representation or warranty by any Seller Party in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of any Seller Party to Buyer in connection with the Transactions, including the Financial Statements, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

     4.27 INVESTIGATION AND EVALUATION; RISK. Seller and the Stockholders have not relied on Buyer or any of its directors, officers, attorneys, accountants and advisors with respect to any matter in connection with Seller's and the Stockholders' evaluation of Buyer and its business, assets and liabilities and the Transactions, other than the representations and warranties of Buyer specifically set forth in Article V and other documents filed publicly by Seller with the Securities and Exchange Commission. Stockholders each understand that their investment in the Securities involves a significant degree of risk.

     4.28 INVESTMENT PURPOSE. As of the date hereof, each Stockholder is acquiring the Buyer's Common Stock (such shares of Buyer's Common Stock being referred to herein as the "SECURITIES") for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representation herein, Stockholders do not
--------  -------
agree to hold any of the Securities for any minimum or other specific term and reserve the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

     4.29 ACCREDITED INVESTOR. Each Stockholder individually, and not jointly or severally, represents and warrants that it is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D (an "ACCREDITED INVESTOR").

     4.30 RELIANCE ON EXEMPTIONS. Each Stockholder understands that the Securities are being offered and sold to them in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying upon the truth and accuracy of, and Seller's and Stockholders' compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller and Stockholders set forth herein in order to determine the availability of such exemptions and the eligibility of Stockholders to acquire the Securities.

     4.31 GOVERNMENTAL REVIEW. Stockholders each understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

     4.32 TRANSFER OR RE-SALE. Each Stockholder understands that (i) the sale or re-sale of the Securities has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Securities may not be transferred unless (a) such sale or re-sale is subsequently included in an effective registration statement thereunder, (b) sold or transferred to an Aaffiliate@ (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (ARULE 144")) of Stockholders who agrees to sell or otherwise transfer the Securities only in accordance with this Section 4.32 and who is an Accredited Investor or (c) the Securities are sold pursuant to Rule 144 or any other applicable exemption; (ii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Securities under circumstances in which Seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder; and (iii) none of the Stockholders nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

     4.33 LEGENDS. Each Stockholder understands that, until such time as the Securities have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or any other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Securities may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act."

The legend set forth above shall be removed and Buyer shall issue a certificate without such legend to the holder of any Securities upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such Securities are registered for sale under an effective registration statement filed under the Securities Act, or (b) such holder provides Buyer with reasonable assurances that such Securities can be sold pursuant to Rule 144 without any restriction as to the number of Securities acquired as of a particular date that can then be immediately sold. Stockholders each agree to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

     4.34  ADDITIONAL INFORMATION.   SCHEDULE 4.34 accurately lists the
following:

          (a) the names and addresses of every bank or other financial institution in which Seller maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto; and

          (b) all names under which Seller has conducted the Business or which it has otherwise used at any time during the past five years.

     4.35 WEBSITE TRAFFIC. Attached hereto as SCHEDULE 4.35 is a report of Seller (the "WEBSITE TRAFFIC STATEMENTS") setting forth, to Seller's knowledge, the number of users and visitors to Techspex.com and Toolcrib.net ("TECHSPEX WEBSITES") for the year ended December 31, 1998 and for the three month period ended March 31, 1999. Seller does not own the domain name, copyright or language code with respect to, or otherwise have any interest in, any Internet websites other than the Techspex Websites. To Seller's knowledge, the Website Traffic Statements are true, correct and complete and present fairly the number of users and visitors to each of the Techspex Websites for the periods indicated.

50   REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer hereby represents and warrants to Seller Parties as follows:

     5.1 ORGANIZATIONAL STATUS. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and is qualified to do business in every jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the Company. The Charter Documents of Buyer that have been delivered to Seller as of the date hereof are effective under applicable Laws and are current, correct and complete. Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business in every jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Newco.

     5.2 AUTHORIZATION. Buyer and Newco have the requisite power and authority to own their assets and to carry on their business. Buyer and Newco have the requisite power and authority to execute and deliver the Transaction Documents to which they are a party and to perform the Transactions performed or to be performed by them. Such execution, delivery and performance by Buyer and Newco have been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by Buyer has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by general principles of equity or any applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights. Each Transaction Document executed and delivered by Newco has been duly executed and delivered by Newco and constitutes a valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except as the same may be limited by general principles of equity or any applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights.

     5.3 CONSENTS AND APPROVALS. Except for filings that may be required to effect the Merger under the ORC and the DGCL (the "BUYER REQUIRED CONSENTS"), neither the execution and delivery by Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Buyer, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which Buyer is subject, (b) the Charter Documents or Bylaws of Buyer or
(c) any Contract, Governmental Permit or other document to which Buyer is a party or by which the properties or other assets of Buyer may be subject, except, in the case of clauses (a) and (c), where the failure to obtain such consents or approvals, or to make such filings, would not have a material adverse effect on the business and operations of the Buyer.

     5.4 CAPITALIZATION AND SHARE OWNERSHIP. Upon consummation of the Transactions and as of the Closing Date, the authorized capital stock of Buyer consists of 90,000,000 shares of Buyer's Common Stock. As of May 31, 1999, 16,842,548 of such shares of Buyer's Common Stock were issued and outstanding and 161,340 shares were held by Buyer as treasury stock. Additionally, as of May 31, 1999, there were outstanding options to purchase 2,427,960 shares of Buyer's Common Stock pursuant to the terms of the Buyer's Amended and Restated 1996 Equity Compensation Plan, as amended. Buyer owns all of the issued and outstanding shares of capital stock of Newco, and all of such capital stock has been validly issued and is fully paid and nonassessable.

     5.5 FINDER'S FEES. No Person retained by Buyer is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

     5.6 ACCURACY OF INFORMATION. To Buyer's actual knowledge, no representation or warranty by Buyer in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of Buyer to any other Party in connection with the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

     5.7 SURVIVAL OF NEWCO. Buyer represents and warrants that it has no plan or intention to, and that it will not, for a period of one year after the Closing Date (the "POST-MERGER CONTINUITY PERIOD"), liquidate Newco, merge Newco with and into another corporation, sell or otherwise dispose of any of the stock of Newco, or cause

Newco to sell or otherwise dispose of any of the assets of Seller acquired pursuant to this Agreement, except for dispositions made in the ordinary course of business.

     5.8 REACQUISITON OF BUYER'S COMMON STOCK. Buyer represents and warrants that it has no plan or intention to reacquire any of the Buyer's Common Stock issued as the Stock Merger Consideration pursuant to Section 2.6(c) of this Agreement.

     5.9 CONTINUITY OF BUSINESS. The Buyer and Newco represent and warrant that, following the transaction, Newco will continue the historic business of Seller or use a significant portion of Seller's historic business assets in Newco's business.

     5.10 BUYER IN CONTROL OF NEWCO. The Buyer and Newco represent and warrant that, prior to the Closing Date, and during the Post-Merger Continuity Period, Buyer will be in control of Newco within the meaning of Section 368(c)(1) of the Code.

60   COVENANTS OF SELLER PARTIES.

     6.1 NO SOLICITATION. From and after the date hereof, without the prior written consent of Buyer, each Seller Party will not, and will not authorize or permit any Seller Representative to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Any Seller Party that receives any such inquiries, offers or proposals shall (a) notify Buyer orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof, (b) keep Buyer informed of the status and details of any such inquiry, offer or proposal, and (c) give Buyer five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. As used herein, "ACQUISITION PROPOSAL" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the Assets.

     6.2 EXISTING EMPLOYMENT AGREEMENTS AND OTHER LIABILITIES. Nick Bloom, effective as of the Closing, hereby consents to the cancellation of that certain Employment Agreement, dated May 1, 1996, between he and Seller, and also releases and discharges Seller and any of its Affiliates from any and all Liabilities other than those arising out of this Agreement or any other Transaction Documents and those related to wages due to the him in the ordinary course.

     6.3 EXPENSES. The Stockholders shall cause to be paid prior to the Closing all of the legal, accounting and other expenses incurred by the Seller Parties in connection with the Transactions.

     6.4  NON-COMPETITION AND CONFIDENTIALITY.

          (a) During the period beginning on the Closing Date and ending on the fifth anniversary thereof (the "NON-COMPETITION PERIOD"), no Seller Party or Affiliate of any Seller Party (each, a "RESTRICTED PARTY") shall, within North America, directly or indirectly, in any capacity, render services, engage or have a financial interest in, any business that shall be competitive with any of those business activities in which the Business has been engaged, including providing maintenance and repair services, applications and software consulting, spare parts and logistical support for imaging equipment and related processes (other than a Permitted Business), nor shall any Restricted Party assist any Person that shall be engaged in any such business activities, including by making available to any such Person any information related to the Business (other than a Permitted Business). As used herein, the term "Permitted Business" means any business or enterprise in the machine tool industry that is not principally in the business of owning or operating industrial trade communities or portal sites on the Internet. The foregoing restriction, however, shall not restrict a Restricted Party's ability to own up to 1% of any entity whose equity securities are traded on NASDAQ or on a national securities exchange. In addition, no Restricted Party shall solicit any employee of the Business for the purposes of having any such employee terminate his or her employment with the Business. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under applicable law. Each Restricted Party acknowledges, however, that this Section
6.4 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business.

          (b) Each Seller Party recognizes and acknowledges that by reason of its or his involvement with or employment in the Business, it or he has had access to Trade Secrets relating to the Business. Each Seller Party acknowledges that such Trade Secrets are a valuable and unique asset and covenants that it or he will not disclose any such Trade Secrets to any Person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act of such Seller Party, (b) has been rightfully received from a third party without restriction and without breach of this Agreement or
(c) except as may be required by law.

          (c) The Seller Parties agree that the rights and privileges granted to the Buyer by the Seller Parties pursuant to this Section 6.4 of this Agreement, are of a special and unique character, the loss of which may not be reasonably or adequately compensated in damages in any action at law, and that a breach by any Seller Party of this Section 6.4 may cause the Buyer irreparable harm. Accordingly, the Seller Parties hereby expressly agree that in the event of any breach or threatened breach by any Seller Party of any provision of Section 6.4, Buyer will be entitled to seek injunctive or other equitable relief, restraining such party from using or disclosing any Trade Secrets in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Seller Party under this Section 6.4. Such relief shall be in addition to and not in lieu of any other remedies that may be available against such party, including an action for the recovery of Damages, all of which may be sought only in accordance with the arbitration provisions of this Agreement.

          (d) The terms of this Section 6.4 shall apply to each Seller Party and to any other Person controlled by any Seller Party and any of their respective Affiliates that it or he controls to the same extent as if they were parties hereto, and each such party shall take whatever actions may be necessary to cause any such party or Affiliate to adhere to the terms of this Section 6.4.

     6.5 TRANSFER OF ASSETS AND BUSINESS. Seller shall take such reasonable steps as may be necessary or appropriate, in the judgment of Buyer, so that Buyer shall be placed in actual possession and control of all of the Assets and the Business.

     6.6 BUSINESS RELATIONS. Seller shall use commercially reasonable efforts to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

     6.7 RELATED PARTIES. The Stockholders shall cause Seller to perform its obligations hereunder and under any other Transaction Document.

7.   COVENANTS OF BUYER.

     7.1 FULFILLMENT OF CLOSING CONDITIONS. At and prior to the Closing, Buyer shall use commercially reasonable efforts to fulfill the conditions specified in Sections 9 and 10 to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, Buyer will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to in Sections 9 and 10,
(c) comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions,
(d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any Buyer Required Consents, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

     7.2 EXPENSES. Buyer shall pay all of the legal, accounting and other expenses incurred by Buyer in connection with the Transactions.

     7.3 ACCOUNTS RECEIVABLE. Buyer shall apply any payments received from customers which comprise the accounts receivable of Seller as of the Closing Date towards the settlement of the earliest invoices owed by such customers, unless the customers or payments indicate otherwise.

8.   MUTUAL COVENANTS.

     8.1 FULFILLMENT OF CLOSING CONDITIONS. At and prior to the Closing, each party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable after the conditions specified in Sections 9 and 10 to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each party will
(a) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to in Sections 9 and 10, (c) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any Seller Required Consents in the case of the Seller Parties and any Buyer Required Consents in the case of Buyer, (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

     8.2 DISCLOSURE OF CERTAIN MATTERS. Each Seller Party on the one hand, and Buyer, on the other hand, shall give Buyer and the Seller Parties, respectively, prompt notice of any event or development that occurs of which Seller Party or the Buyer, as the case may be, become aware, that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof, or (c) gives any such party any reason to believe that any of the conditions set forth in Section 9 or 10 will not be satisfied prior to the Termination Date (defined below).

     8.3 PUBLIC ANNOUNCEMENTS. The Seller Parties and Buyer shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable law, none of such Parties nor any other Parties shall issue any such press release or make any such public statement without the consent of the other parties hereto.

     8.4 CONFIDENTIALITY. If the Transactions are not consummated, each party shall treat all information obtained in its investigation of another party or any Affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall return to such other party or Affiliate all copies made by it or its representatives of Confidential Information provided by such other party or Affiliate, and shall comply with the terms of that certain Letter dated April 21, 1999 executed by Buyer, Seller and certain of the Stockholders.

     8.5 NO TAX ALLOCATION TO RESTRICTIVE COVENANTS. Buyer, Seller and Stockholders acknowledge and agree that no allocation of the Merger Consideration is to be made to the covenant-not-to-compete and confidentiality agreement referenced to in Section 6.4 hereof. Buyer, Seller and Stockholders agree to file all income tax returns consistent with this Section 8.5.

     8.6 TAXES PRIOR TO THE CLOSING DATE. Notwithstanding any provision contained in this Agreement to the contrary, the following provisions shall apply:

          (a) The Buyer and Newco agree that the Stockholders and their duly appointed representatives shall have the sole right to handle, manage, negotiate, resolve, settle or contest any audit of any of Seller's, or Newco's federal, state and local income tax, foreign tax, or any other tax returns for tax attributable to any period ending on or before the Closing Date; provided, however, that the Stockholders shall not settle, compromise or abandon without Buyer's prior written consent any such audit which, when offset by the then present value of any tax benefits available to Seller or Buyer by reason of any such settlement (taken into account as and when Buyer reasonably believes such tax benefits could be utilized to reduce the tax liability of Seller, Newco or the Buyer), would adversely affect the tax liability of Seller, Newco or the Buyer in any period to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carry forwards). Such consent shall not be unreasonably withheld, and shall not be necessary to the extent the Stockholders have indemnified the Buyer against the effects of any such settlement. Newco and the Buyer shall promptly notify the Stockholders of the commencement of any tax audit described in this Section 8.5(a).

          (b) The Buyer and Newco agree that the Stockholders shall be responsible for preparing a draft of all tax returns due after the Closing Date relating to periods ending on or before the Closing Date ("Draft Tax Returns"). The Stockholders shall (i) in respect of the Draft Tax Returns, determine the income, gain, expenses, losses, deductions and credits of Seller in a manner consistent with prior practice and in a manner that apportions such income, gain, expenses, losses, deductions and credits under Seller's normal method of accounting pursuant to Treas. Reg. Section 1.1362-3(a), and (ii) prepare such returns in a manner consistent with prior years. The Buyer shall cause Newco to provide the Stockholders and their accountants full access to the books, records, facilities and employees of Seller and shall cooperate fully with the Stockholders' accountants, in each case to the extent required by the Stockholders' accountants, in order to prepare the Draft Tax Returns; provided, however, that (A) such review shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Newco and (B) the Buyer shall not be required to supply the Stockholders' representatives with any information which the Buyer shall be under a legal obligation not to supply, so long as the Buyer provides the Stockholders or the Stockholders' representatives with a detailed written explanation as to why it is under a legal obligation not to supply such information.

          (c) As soon as practicable after the Draft Tax Returns are prepared, but in any event within 75 calendar days prior to the due date of such returns, the Stockholders shall provide the Buyer the Draft Tax Returns and the work papers relating to the same for the Buyer's Tax Accountants' review. Within 15 calendar days of the receipt by the Buyer of the Draft Tax Returns, the Buyer's Tax Accountants shall provide to the Buyer, with a copy to the Stockholders, a report indicating their agreement or objections to the Draft Tax Returns. Any such objections shall be set forth in reasonable detail in a report (the "Buyer's Tax Return Report") that shall indicate the grounds upon which the Buyer's Tax Accountants dispute that the Draft Tax Returns are correct or otherwise prepared on a basis consistent with that applied in the preparation of the tax returns for prior years. Within 15 calendar days of the receipt by the Buyer and the Stockholders of the Buyer's Tax Return Report, the Buyer and Stockholders shall endeavor to agree on any matters in dispute. If the Buyer and the Stockholders are unable to agree on any matters in dispute within 15 calendar days after the receipt of the Buyer's Tax Return Report, the matters in dispute will be submitted for resolution to the National Office of Price Waterhouse Coopers or such other independent accounting firm of national reputation as may be mutually acceptable to the Stockholders and the Buyer (the "Independent Tax Accounting Firm") which shall, within 30 calendar days of such submission, determine and issue a written report to the Stockholders and the Buyer upon such disputed items and such written decision shall be final and binding upon the parties. The Stockholders and the Buyer agree to cooperate with each other and each other's representatives to enable the Independent Tax Accounting Firm to render a written decision as promptly as possible. The fees and disbursements of the Independent Tax Accounting Firm shall be shared equally by the Stockholders and the Buyer. The final tax returns incorporating the resolution of the matters in dispute (if any)

(the "Final Tax Returns") shall have the legal effect of an arbitral decision and shall be final, binding and conclusive on the parties hereto. In acting under this Agreement, the Buyer's Tax Accountants, the Stockholders' accountants, and the Independent Tax Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

          (d) The Buyer or Newco shall not, without the prior written consent of the Stockholders, amend any federal, state or local tax return for any type of tax of Seller or Newco relating to a period ending before the Closing Date.

9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER PARTIES.

     All obligations of the Seller Parties to consummate the Transactions are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

     9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

     9.2 AGREEMENTS, CONDITIONS AND COVENANTS. Buyer shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

     9.3 OFFICER'S CERTIFICATE. The Seller Parties shall have received a certificate of an executive officer of Buyer to the effect set forth in Sections
9.1 and 9.2 with respect to Buyer.

     9.4 SECRETARY'S CERTIFICATES. The Buyer shall have delivered to Seller a certificate signed by the Secretary of the Buyer attaching true and correct copies of (A) the Articles of Incorporation of the Buyer, (B) the Bylaws of the Buyer, and (C) minutes of the Board of Directors authorizing the Buyer to enter into this Agreement and the transactions and other agreements contemplated hereby. The Buyer shall have delivered to Seller a certificate signed by the Secretary of Newco attaching true and correct copies of (A) the Articles of Incorporation of Newco, (B) the Bylaws of Newco, and (C) minutes of the Board of Directors authorizing Newco to enter into this Agreement and the transactions and other agreements contemplated hereby.

     9.5 LEGALITY. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

     9.6 EMPLOYMENT AGREEMENT. The Surviving Corporation shall, as of Closing, have enter into an employment agreement with Nick Bloom in substantially the form of EXHIBIT C hereto.

     9.7 OPINION OF COUNSEL. Seller and Stockholders shall have received an opinion from counsel to Buyer, dated the Closing Date, in substantially the form of EXHIBIT D hereto.

     9.8 BUYER REQUIRED CONSENTS. Buyer shall have obtained Buyer Required Consents without any modification that Seller reasonably deems unacceptable.

10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

     All obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

     10.1 DUE DILIGENCE. Buyer and its counsel shall have completed all business and legal due diligence review of Seller and Stockholders, and the results of such review shall have been satisfactory to Buyer.

     10.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

     10.3 AGREEMENTS, CONDITIONS AND COVENANTS. The Seller Parties shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

     10.4 OFFICER'S CERTIFICATE. Buyer shall have received a certificate of an executive officer of Seller and of each Stockholder to the effect set forth in Sections 10.2 and 10.3.

     10.5 SECRETARY'S CERTIFICATE. Seller shall have delivered to the Buyer a certificate signed by the Secretary of Seller attaching true and correct copies of (A) Seller's Charter Documents certified by an appropriate authority in the State of Ohio, (B) the Code of Regulations of Seller certified as in full force and effect as of the Closing Date, and (C) minutes of the Board of Directors authorizing Seller to enter into this Agreement and the transactions and other agreements contemplated hereby.

     10.6 LEGALITY. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and (a) has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions or (b) has a reasonably likelihood of causing a Material Adverse Effect.

     10.7 EMPLOYMENT AGREEMENT. Nick Bloom shall, as of Closing, have entered into an employment agreement with the Surviving Corporation in substantially the form of EXHIBIT C hereto.

     10.8 OPINION OF COUNSEL. Buyer shall have received an opinion from counsel to Seller and Stockholders, dated the Closing Date, in substantially the form of EXHIBIT E hereto.

     10.9 SELLER REQUIRED CONSENTS. Seller shall have obtained Seller Required Consents without any modification that Buyer reasonably deems unacceptable.

     10.10 REPAYMENT OF OUTSTANDING DEBT. Buyer shall have received evidence to its satisfaction that the Outstanding Indebtedness has been repaid in full in accordance with its terms without compromise, set-off or reduction.

11.  INDEMNIFICATION.

     11.1  BY SELLER PARTIES.   From and after the Closing Date, the
Stockholders, jointly and severally (subject to the terms of Sections 4.4 and 4.29), shall indemnify and hold harmless Buyer and its successors and assigns, and their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, a "BUYER INDEMNIFIED PARTY") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Buyer Indemnified Party in connection therewith including consequential damages) (collectively, "DAMAGES") that such Buyer Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any of the respective representations, warranties, covenants or agreements of any the Seller Parties contained in this Agreement or in the Seller Closing Certificates, (b) any Environmental Condition existing on or before the Closing, and (c) any Liability of any Seller Party involving Taxes due and payable by, or imposed with respect to any Seller Party for any all taxable periods ending on or prior to the Closing Date (whether or not such Taxes have been due and payable). Stockholders shall be liable under this Agreement up to an amount equal to (i) for the period from the Closing Date through the first anniversary date of the Closing Date, (A) the fair market value of the Transaction Consideration on the date that the indemnification obligations pursuant to this
Section 11 are first due and payable, less (B) any amounts previously paid by Stockholders pursuant to this Section 11.1. and (ii) for the period from the first anniversary date through the Expiration Date, (A) 50% of the fair market value of the Transaction Consideration on the date that the indemnification obligations pursuant to this Section 11 are first due and payable, less (B) any amounts previously paid by Stockholders pursuant to this Section 11.1. Notwithstanding anything in this Agreement to the contrary, (i) the Stockholders shall not have any liability under this Section 11.1 unless the aggregate indemnification obligations under this Section 11.1 exceed $25,000 (the "INDEMNIFICATION THRESHOLD"), and (ii) the Stockholders shall only have liability under this Section 11.1 to the extent that the aggregate indemnification obligations under this Section 11.1 exceed the Indemnification Threshold.

     11.2 BY BUYER. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller Parties and their respective successors and assigns, and their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, a "SELLER INDEMNIFIED PARTY") from and against any Damages that such Seller Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any of the respective representations, warranties, covenants or agreements of Buyer contained in this Agreement or in the Buyer Closing Certificates. Buyer shall not be liable under this Agreement for an aggregate amount in excess of the Transaction Consideration.

     11.3  HOLDERS' REPRESENTATIVE.

          (a   Jerry L. Gecowets shall act as the Stockholders' representative
(the "HOLDERS' REPRESENTATIVE") for the purpose of settling on behalf of the Stockholders any indemnification claims made by Buyer Indemnified Party hereunder, and taking any other action that is specifically delegated to the Holders' Representative hereunder. Buyer shall give notice under Section 11.4 of any claim for indemnification against the Stockholders to the Stockholders and the Holders' Representative, and only the Holders' Representative shall be empowered following such notice to respond to or take any other action on behalf of the Stockholders with respect to the claim. The Stockholders shall be bound by any and all actions taken by the Holders' Representative on their behalf in accordance with this Agreement.

          (b   Buyer shall be entitled to rely exclusively upon any
communications or writings given or executed by the Holders' Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Holders' Representative. Buyer shall be entitled to disregard any notices or communications given or made by the Stockholders unless given or made through the Holders' Representative.

          (c In the event of the death of the Holders' Representative or his inability to perform his functions hereunder, the Stockholders who immediately prior to the Closing owned a majority of shares of Seller's Common Stock shall choose another Holders' Representative.

          (d   The Holders' Representative shall not be liable to any
Stockholder or any other party for any action taken or omitted to be taken by him as Holders' Representative except, in the case of willful misconduct or gross negligence. The Stockholders shall jointly indemnify the Holders' Representative and hold him harmless from and against any loss, liability or expense of any nature incurred by the Holders' Representative arising out of or in connection with the administration of his duties as Holders' Representative, including reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense shall be caused by the Holders' Representative's willful misconduct or gross negligence.

          (e   Solely with respect to Damages arising out of a breach by the
Seller Parties of any of the representations, warranties or covenants contained in Section 4.10, (i) any accounts receivable of Seller collected by Buyer later than 90 days from the Closing Date but within 180 days of the Closing Date shall be credited against the Indemnification Threshold (or remitted to Seller Parties to the extent that the Seller Parties have made indemnification payments to Buyer in connection with such accounts receivable), and (ii) any accounts receivable of Seller outstanding (the "UNCOLLECTIBLE RECEIVABLES") as of that date which is 180 days following the Closing Date (the "DETERMINATION DATE") shall be the net amount of the Uncollectible Receivables to be applied against the Indemnification Threshold. Within 15 days of the Determination Date, the Uncollectible Receivables as of the Determination Date shall be assigned by Buyer to the Holders' Representative for collection on behalf of the Stockholders for their own account.

     11.4  PROCEDURE FOR CLAIMS.

          (a   Any Person that desires to seek indemnification under any part of this Section 11 (each, an "INDEMNIFIED PARTY") shall give notice (a "CLAIM NOTICE") to each party responsible or alleged to be responsible for indemnification hereunder (an "INDEMNITOR") prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and the parties known to be invoked, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "UNLIQUIDATED CLAIM"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "LIQUIDATED CLAIM NOTICE") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "CLAIM RESPONSE") within 20 days (the "RESPONSE PERIOD") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor. For the purposes of the immediately preceding sentence, an Indemnitor's failure to give a timely Claim Response shall not be deemed an election not to dispute a Claim Notice unless the Indemnified Party shall have given an additional Claim Notice after expiration of the Response Period and another 20 days after the date on which the Indemnified Party shall have given such additional Claim Notice shall have expired without the Indemnitor's having given a Response Notice within such period.

          (b   If any Indemnitor shall be obligated to indemnify an Indemnified
Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Claim Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 11, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor in accordance with the arbitration provisions of this Agreement. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor Party shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

          (c   Whenever there is an event, condition or a circumstance (a
"POSSIBLE BREACH") the subject matter of which is covered by more than one of the representations and warranties contained in Section 4 or Section 5 (the "APPLICABLE REPRESENTATIONS") and one or more of such representations (the "SPECIFICALLY APPLICABLE REPRESENTATIONS") more specifically relate to the subject matter of the Possible Breach, then if such

Possible Breach would cause a breach of any Specifically Applicable Representations, the fact that a breach may not have occurred with respect to any of the more general Applicable Representation shall not affect an Indemnified Party's ability to claim a breach of the Specifically Applicable Representations.

     11.5 CLAIMS PERIOD. Any claim for indemnification under this Section 11 shall be made by giving a Claim Notice under Section 11.4 on or before the second anniversary date of the Closing Date (the "EXPIRATION DATE"). So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

     11.6 THIRD PARTY CLAIMS. An Indemnified Party that desires to seek indemnification under any part of this Section 11 with respect to any actions, suits or other administrative or judicial proceedings (each, an "ACTION") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified
                                       ---------  -------
Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the
                 -----------------
entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 11.6 shall not bar an Indemnified Party's right to claim indemnification under this Section 11, except to the extent that an Indemnitor shall have been harmed by such failure.

12.  TERMINATION.

     12.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time before the Effective Time:

          (a   By mutual written consent of Seller and Buyer;

          (b   By Seller or Buyer if the Closing shall not have been consummated on or before the Termination Date; provided, however, that the right to
                                   --------  -------
terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; and

          (c   By Seller or Buyer if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

     12.2  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 12.1, the agreements contained in Section 8.4 shall survive the termination hereof and any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

13.  GENERAL MATTERS.

     13.1  ARBITRATION.

          (a) All disputes concerning this Agreement shall be decided by arbitration in accordance with the commercial rules and regulations of the American Arbitration Association (except to the extent such rules and regulations are inconsistent with the provisions of this Section).

          (b) If the parties agree on one arbitrator, the arbitration shall be conducted by such arbitrator. If the parties do not so agree, the parties shall each select one independent, qualified arbitrator. For this purpose, all parties whose interest in the matter being arbitrated are substantially identical shall be treated as a single party entitled to select one arbitrator. If an even number of arbitrators is selected, such arbitrators shall select an additional arbitrator.

          (c) Each party reserves the right to object to any individual arbitrator who is employed by or affiliated with an organization that competes with such party.

          (d) The parties shall have the right to conduct discovery as specified for up to three months. Such discovery shall include the right to take depositions and subpoena witnesses.

          (e) At the request of any party, arbitration proceedings shall be conducted in the utmost secrecy. In such case, all documents, testimony, and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only of the parties and their respective attorneys and experts who have agreed in advance in writing to receive and maintain all such information in confidence until such information becomes generally known.

          (f) The arbitrators shall act by majority vote. The arbitrators shall issue a written opinion of their findings of fact and their conclusions of law at the request and at the expense of either party.

          (g) The arbitrators shall be able to decree any and all relief of an equitable nature, including without limitation such relief as a temporary restraining order and a preliminary or permanent injunction, and shall also be able to award damages, with or without an accounting, and costs, except that the prevailing party shall be entitled to its reasonable attorneys fees. The decree or judgment of an award rendered by the arbitrators shall be binding upon the parties and may be entered in any court having jurisdiction thereof.

          (h) Reasonable notice of the time and place of arbitration shall be given to all persons as required by law. Such persons and their authorized representatives shall have the right to attend or participate in all the arbitration hearings in such manner as the law requires.

     13.2 CONTENTS OF AGREEMENT. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

     13.3  AMENDMENT, PARTIES IN INTEREST, ASSIGNMENT, ETC.   This Agreement
may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement, other than a provision which provides for the payment of any portion of the Transaction Consideration, shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Agreement shall confer any rights upon any Person other than Seller Parties and Buyer and their respective heirs, legal representatives, successors and permitted assigns. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     13.4 FURTHER ASSURANCES. At and after the Closing, Seller Parties and Buyer shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

     13.5 INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

     13.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     13.7 SCHEDULES. Any items listed or described on Schedules shall be listed or described under a caption that identifies the Sections of this Agreement to which the item relates.

14.  REMEDIES.

     The indemnification rights under Section 11 are independent of and in addition to such rights and remedies as the parties may have in equity for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by Section 11.

15.  NOTICES.

     All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other Party hereto:

     If to Seller or any Stockholder:

          Techspex, Inc.
          Jerry L. Gecowets
          108 McDonough Street
          Facsimile: 937-228-5189
     with a required copy to:

          Coolidge, Wall, Womsley & Lombard
          33 West First Street
          Suite 600
          Dayton, OH  45402-1289
          Attn:  Hugh E. Wall, III
          Facsimile:  937-223-6705

          and

          Schuyler, Roche & Zwirner
          1 Prudential Plaza
          130 E. Raldolph Street
          Suite 3800
          Chicago, IL  60601
          Attn:  David Addis
          Facsimile:  312-565-8300


     If to Buyer:

          VerticalNet, Inc.
          2 Walnut Grove Drive, Suite 150
          Horsham, PA  19044
          Attn:  Mr. Gene S. Godick
          Facsimile: 215-443-3336

     with a required copy to:

          Morgan, Lewis & Bockius LLP
          1701 Market Street
          Philadelphia, PA  19103-2921
          Attn: James W. McKenzie, Jr., Esq.
          Facsimile: 215-963-5299

16.  GOVERNING LAW.

     This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its provisions concerning conflict of laws.

     IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed by the parties hereto as of the day and year first written above.


TECHSPEX, INC.                      TSX ACQUISITION CORP.


By:_______________________       By:
Name:  Nick Bloom                   Name:  Gene S. Godick
Title:  President                   Title:  Vice President


__________________________       VERTICALNET, INC.
Nick Bloom

                                 By:
                                    Name:  Gene S. Godick
                                    Title:  Vice President

__________________________
The Jane G. Haley- Gosiger, Inc. Trust
Dated August 1, 1998



__________________________          _______________________________________
Trust UTA June 4, 1998 (Jerry L. Gecowets) The John R. Haley- Gosiger, Inc.
Trust


________________________________
The Peter G. Haley- Gosiger, Inc. Trust
Dated September 1, 1998